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                          ADJUSTABLE BENEFIT TERM RIDER
                             JOINT AND LAST SURVIVOR
            Issued by Cova Financial Services Life Insurance Company
                        Please Read This Rider Carefully.

This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of that policy;  except as modified herein. This rider is indicated on the Policy Specifications page.
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        Life Insurance           This rider provides non-convertible term life insurance on the lives of the insureds shown
        Benefit                  on the policy specifications page. We will pay the face amount of this rider to the beneficiary if this rider is in force upon the Last Insured's death.

        Adjustable               On any monthly policy anniversary, while this rider is in force an adjustment in the face
        Benefit Term             amount of this rider equal to the Adjustable Benefit Term Amount may be requested.
        Dates

        Adjustable               The Adjustable Benefit Term Amount is the amount necessary to conform the total of the
        Benefit Term             death benefit of the policy and this rider to the benefit provided under your employee
        Amount                   benefit plan. (The policy to which this rider is attached has been issued in conjunction with an employee benefit plan.) The Adjustable Benefit Term Amount could be an increase, as well as a decrease.


                                 Each Adjustable Benefit Term Amount that is an increase will be subject to the following conditions:

                                 1.   It must adjust the face amount at least $1,000. If the Adjustable Benefit Term Amount is less than $1,000, no adjustment will occur.

                                 2.   The maximum annual Adjustable Benefit Term Amount is 20% of the total death benefit of the base policy and this rider on the prior policy anniversary. Depending on our company rules at the time this rider is issued, we may include the face amounts of other riders attached to the policy when determining the maximum annual Adjustable
                                      Benefit Term Amount.

        Face Amount              When an adjustment under this rider is made, the face amount of this rider will increase or decrease accordingly. The face amount of this rider will expire at the younger Insured's attained age 100.

        Monthly Cost             The monthly cost of insurance for the following month is deducted on the monthly
        of Insurance             anniversary date. The monthly cost of insurance is the monthly cost of insurance rate for this rider divided by 1,000 times the face amount of this rider.

        Monthly Cost             The monthly cost of insurance rate for this benefit is based on the attained ages, risk
        of Insurance             classifications, (in a non-unisex policy) sexes of the insureds and the completed policy
        Rates                    years from the issue date. Monthly cost of insurance rates will be determined by us based on expectations as to future experience. However, these rates will not exceed those shown in the Table of Guaranteed Monthly Cost of Insurance Rates for the Adjustable Benefit
                                 Term Rider.

                                 Each monthly anniversary this rider is in force, the monthly cost of insurance for this rider
                                 (as determined above) will be added to the monthly deductions as defined in the Cash
                                 Values section of the policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary.

        Monthly Rider            Each monthly anniversary this rider is in force, a monthly rider charge will be added to the
        Charge                   monthly deductions of the policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary. The monthly rider charge will never exceed the Monthly Rider Charge for the Adjustable Benefit Term Rider
                                 shown on the policy specifications page.





        CLR11                                                    1
        (5/99)






        Selection and          The selection and issue expense charge for this rider is a monthly charge which equals the
        Issue Expense          rider's face amount times this rider's selection and issue expense charge rate, divided by
        Charge                 1,000. Each monthly anniversary this rider is in force, a selection and issue expense charge will be added to the monthly deductions of the policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary. The selection and issue expense charge rate for this rider will never exceed the Selection and
                               Issue Expense Charge rate for the Adjustable Benefit Term Rider shown on the policy specifications page.

        Rejection of           You will be notified of each adjustment requested under this rider. Each adjustment will be
        Adjustment             automatic. However, you may reject an increase by notifying us in writing within 30 days after the policy anniversary on which the increase is made. If you reject two consecutive increases, no further increases will be made under this rider. You may not reject an adjustment which is a decrease.

        Evidence of            Evidence of insurability satisfactory to us may be required for an adjustment that would
        Insurability           result in an increase after the younger insured attains age 65. Failure to provide such evidence will result in the increase being declined and no further increases under this rider will be made.

        Partial                If a partial withdrawal of cash from the policy to which this rider is attached is required to
        Withdrawal             conform to the terms of the employee benefit plan, the maximum withdrawal limits in the policy will not apply to such partial withdrawal. Any decrease in face amount due to the partial withdrawal will reduce the face amount of the rider first.

        Termination            No adjustments that result in an increase under this rider will be made after any of the following events first occurs:

                               a)   the second consecutive rejection of an increase; or

                               b)   the receipt of your request to decrease the base policy's face amount; or

                               c)   any partial withdrawal not required to conform to the terms of the employee benefit plan that reduces the face amount.

                               No adjustments will be made under this rider once you are no longer eligible for adjustments according to your employee benefit plan.

        The issue date and effective date of this rider and the policy are the same.



                            SECRETARY                                                        PRESIDENT



                                      COVA
                 Cova Financial Services Life Insurance Company
                               St. Louis, Missouri


        CLR11                                                   2
        (5/99)
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